EXHIBIT 99.1

Luvu Brands, Inc. Announces Fiscal 2017 Q1 Results

Reports Record Q1 Sales of $4.1 million; up 10% from prior year

Atlanta, Georgia, November 22, 2016 – Luvu Brands, Inc., (OTCQB: LUVU), a manufacturer and marketer of premium consumer brands in the wellness, lifestyle and fashion seating categories, announced their financial results for the first quarter ended September 30, 2016.

First Quarter Highlights

  Net sales during the three months ended September 30, 2016 (“Q1”) increased approximately 10% to $4.1 million from $3.7 million recorded in the same period last year.

  For the quarter ended September 30, 2016, sales to wholesale customers increased 10% to $2.7 million from the same quarter last year, due primarily to higher sales of branded Liberator, Jaxx and Avana products.

  Direct to consumer sales increased 13% to $1.3 million during Q1, due primarily to higher sales of branded Liberator products.

  Sales of Jaxx and Avana products (combined) during Q1 increased 60% to $884,000 from $551,000 in the same quarter of the prior year.

  Net loss for Q1 was $177,000, or $(0.00) per share, compared to a net loss of $222,000, or $(0.00) per share, during the same quarter of the prior year.

  Adjusted EBITDA* for the three months ended September 30, 2016 and 2015 was income of $33,000 and a loss of $(52,000), respectively.

Louis Friedman, the Company’s Founder and Chief Executive Officer, commented, “We were pleased with the revenue growth during Q1 despite deteriorating sales and margins from the wholesale products we purchase for resale. During the quarter, we made several strategic investments that are expected to improve our future operating performance. These initiatives include expansion of our conveyor-based sewing line and the purchase of the roll pack compression machine. The roll pack machine is still on track to be delivered before the end of calendar 2016 and the increased sewing capacity for our Jaxx and Avana products came on-line during the current second quarter. Both of these improvements are expected to reduce our production costs and increase throughput, which should result in improved future financial results. ”

LUVU BRANDS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	September 30, 2016 (unaudited)	June 30, 2016
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$339	$545
Accounts receivable, net	853	794
Inventories, net	1,525	1,444
Prepaid expenses	90	96
Total current assets	2,807	2,879
Equipment and leasehold improvements, net	836	870
Other assets	12	3
		3
Total assets	$3,655	$3,752
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,449	$2,363
Current debt	2,620	2,397
Other accrued liabilities	410	477
Total current liabilities	5,479	5,237
Long-term liabilities:
Long-term debt	693	853
Deferred rent payable	179	188
Total noncurrent liabilities	872	1,041
Total liabilities	6,351	6,278
Commitments and contingencies (note 15)	—	—
Stockholders’ deficit:
Preferred stock, 5,700,000 shares authorized, $0.0001 par value none issued and outstanding	—	—
Series A Convertible Preferred stock, 4,300,000 shares authorized $0.0001 par value, 4,300,000 shares issued and outstanding with a liquidation preference of $1,000,000 as of September 30, 2016 and June 30, 2016	—	—
Common stock of $0.01 par value, 175,000,000 shares authorized; 71,452,596 shares issued and outstanding at September 30, 2016 and at June 30, 2016	715	715
Additional paid-in capital	5,975	5,968
Accumulated deficit	(9,386)	(9,209)
Total stockholders’ deficit	(2,696)	(2,526)
Total liabilities and stockholders’ deficit	$3,655	$3,752

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,
	2016	2015
	(in thousands, except share data)

Net Sales	$4,105	$3,717
Cost of goods sold	3,128	2,803
Gross profit	977	914
Operating expenses:
Advertising and promotion	82	70
Other selling and marketing	285	343
General and administrative	584	563
Depreciation and amortization	51	58
Total operating expenses	1,002	1,034
Operating loss	(25)	(120)
Other income (expense):
Interest income	—	—
Interest (expense) and financing costs	(152)	(102)
Total other income (expense)	(152)	(102)
Loss from operations before income taxes	(177)	(222)
Provision for income taxes	—	—
Net loss	$(177)	$(222)
Net loss per share:
Basic and diluted loss per common shares	$(0.00)	$(0.00)
Weighted-average common shares outstanding:
Basic and diluted weighted average common and common equivalent shares outstanding	71,452,596	70,702,596

Use of Non-GAAP Measure – *Adjusted EBITDA

Luvu Brands management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. While Adjusted EBITDA is not a measure of performance in accordance with GAAP, management believes that this non-GAAP measure provides useful information about the Company's operating results.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

Adjusted EBITDA is defined as net loss before interest, income taxes, depreciation and amortization expenses, excluding, when applicable, stock-based compensation expense and common stock issued for services.

Reconciliation of Adjusted EBITDA income (loss) to Net Loss

($ in thousands)	Three Months Ended September 30
	2016	2015
Net loss	$(177)	$(222)
Interest expense (net)	152	102
Income taxes	—	—
Depreciation & amortization	51	58
Stock based compensation	7	10
Adjusted EBITDA income (loss)	$33	$(52)

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q.  Examples of forward-looking statements in this release include statements related to new products, anticipated revenue and profitability.  The Company assumes no obligation to update the cautionary information in this release.

About Luvu Brands

Luvu Brands, Inc. designs, manufactures, licenses, and markets a portfolio of premium consumer lifestyle brands including sexual wellness, fashion seating and furniture, and home essentials.

The Company is headquartered in Atlanta, Georgia in a 140,000 square foot vertically-integrated manufacturing facility that employs over 150 people. Bringing manufacturing back to the USA, sustainable manufacturing practices, and decreasing the overall impact on the environment are core to the Company’s operating principles.

Luvu Brands promotes its products in a variety of consumer categories to retailers, wholesalers, and distributors in the United States and globally. The Company’s brand sites include: liberator.com, jaxxliving.com, avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com